Exhibit 99.1

GT Advanced Technologies Inc. Announces Third Quarter Fiscal Year 2012 Results

Positive Book-To-Bill Ratio with Strong Quarter-Ending Backlog of $2.2 Billion

MERRIMACK, N.H.--(BUSINESS WIRE)--February 1, 2012--GT Advanced Technologies Inc. (NASDAQ: GTAT) today reported results for its third quarter of fiscal year 2012, which ended December 31, 2011.

Third quarter of fiscal 2012 revenue totaled $153.0 million, compared to $217.7 million in the second quarter of fiscal 2012 and $262.9 million in the third quarter of fiscal 2011. Revenue by business segment for the third quarter of fiscal 2012 was $87.4 million in polysilicon, $34.4 million in photovoltaic (PV), and $31.2 million in the sapphire segment, which included revenue for ASF™ equipment as well as sapphire materials.

Revenue for the first nine months of fiscal 2012 was $601.8 million compared to $627.4 million of revenue for the first nine months of fiscal 2011.

Gross profit for the third quarter of fiscal 2012 totaled $66.0 million, or 43.1 percent of revenue, compared to $95.1 million, or 43.7 percent of revenue in the second quarter of fiscal 2012 and $122.1 million, or 46.4 percent of revenue for the third quarter of fiscal 2011.

Gross profit for the first nine months of fiscal 2012 was $274.5 million or 45.6% of revenue, compared to $261.1 million or 41.6% of revenue for the first nine months of fiscal 2011.

Operating margin for the third quarter of fiscal 2012 was 20.7 percent of revenue, compared to 24.7 percent in the second quarter of fiscal 2012 and 36.1 percent in the third quarter of fiscal 2011.

Operating margin for the first nine months of fiscal 2012 was 27.3 percent of revenue, compared to 30.4 percent for the first nine months of fiscal 2011.

The company had net income of $15.3 million in the third quarter of fiscal 2012, compared to $36.9 million in the second quarter of fiscal 2012 and $63.6 million for the third quarter of fiscal 2011. Earnings per share in the third quarter of fiscal 2012 on a fully-diluted basis was $0.12 compared to $0.29 for the second quarter of fiscal 2012 and $0.46 for the third quarter of fiscal 2011.

For the first nine months of fiscal 2012, net income was $104.3 million compared to $122.9 million for the first nine months of fiscal 2011. Earnings per share for the first nine months of fiscal 2012 on a fully-diluted basis was $0.82 compared to $0.85 for the first nine months of fiscal 2011.

At the end of the third quarter of fiscal 2012, cash, cash equivalents and restricted cash was $303.1 million, which included $96.2 million of restricted cash and zero debt. The Q3 cash balance reflects the use of $75 million for the accelerated share repurchase initiated during the quarter and $90.9 million to pay down the company’s remaining debt facility. Cash, cash equivalents and restricted cash at the end of the second quarter of fiscal 2012 was $494.0 million and included $10.2 million of restricted cash and $90.9 million of borrowing.

As of December 31, 2011, the company’s backlog was $2.2 billion. This included $1.1 billion in the polysilicon segment, $212.1 million in the PV segment and $908.2 million in the sapphire segment. Included in the total backlog was $431.1 million of deferred revenue.

New orders for the third quarter were $228.9 million and included $218.1 million of polysilicon orders, $0.9 million of PV orders and $10.0 million in sapphire orders. The company had $27.2 million of adjustments to backlog resulting in net orders of $201.7 million for the third quarter of fiscal 2012.

Management Commentary

“We are very pleased with our third quarter performance,” said Tom Gutierrez, president and chief executive officer. “We performed at the top end of our guidance for revenue and above our gross profit and earnings per share guidance, sustaining our track record of meeting or exceeding expectations.

“We saw continued success in our polysilicon business, including our first ever reactor booking with an incumbent manufacturer. This helped drive a positive book-to-bill ratio and strengthened our overall backlog to $2.2 billion at quarter’s end,” added Gutierrez. “Our reactors and supporting technologies continue to be validated as the industry’s most technologically-advanced and efficient solutions for building viable polysilicon production facilities.

“In our sapphire business, we completed installation, received acceptance and recorded revenue on a significant number of sapphire furnaces. We continue to believe that our ASF™ solution offers the most viable path to low-cost, high-quality sapphire production” continued Gutierrez. “In PV, while we saw some pockets of improvement, on balance we continue to believe a broad-based turnaround is unlikely in the near to mid-term. With less than 10 percent of our current backlog coming from PV, our current exposure in this space is limited. Longer term, as the PV industry’s well-financed technology leader, we are well positioned to drive our customers’ critical move to higher efficiency and lower cost products with our DSS™450 MonoCast™ and HiCz™ products.

“We continue to have one of the strongest balance sheets in the industry. This enables us to continue to invest strategically in new product technology and initiatives to further diversify the company and add new growth opportunities,” Gutierrez concluded.

New Credit Agreement

On January 31, 2012, the company and certain subsidiaries entered into a senior secured credit agreement with Bank of America, N.A., RBS Citizens and certain other lenders. The Credit Agreement consists of a term loan facility in an aggregate principal amount of $75.0 million with a final maturity date of January 31, 2016 and a revolving credit facility in an aggregate principal amount of $175.0 million with a final maturity date of January 31, 2016.

Business Outlook

The company updated its fiscal 2012 guidance, for the year ending March 31, 2012. Revenue is still expected to be in the range of $950 million to $1.05 billion. The company now expects its overall annual tax rate to be 33%, up from 30% due to the increased proportion of polysilicon revenue now expected in the fiscal year. Primarily as a result of this tax rate adjustment, the company now expects fully-diluted earnings per share in the range of $1.45 to $1.60 versus the previous range of $1.45 to $1.65. This guidance is based on estimated weighted average diluted shares outstanding of approximately 127 million. The company maintained its gross margin guidance range of 43 percent to 45 percent.

The company also provided its initial views on fiscal 2013, which begins April 1, 2012. The company expects to enter fiscal 2013 with a total backlog of greater than $1.7 billion. Revenue performance in fiscal 2013 is expected to show modest growth over fiscal 2012, gross margin to remain stable, annual tax rate to resume its downward trend, R&D to continue to increase and EPS to expand.

The company will provide additional details on its fiscal 2012 guidance, and commentary on fiscal 2013, during its live webcasted conference call tomorrow morning pre-market opening. See details below.

Investor Financial Summary Document

A comprehensive summary of the company’s financial performance can be found on the Investor Relations section of its website in the “Featured Documents” section and the “Q3 FY12 Earnings Call” webcast page. To access: http://investor.gtsolar.com.

Conference Call, Webcast

Tomorrow morning, Thursday, February 2, 2012, at 8:00am ET the company will host a live conference call to discuss quarterly results and the company’s longer-term outlook with Tom Gutierrez, president and chief executive officer, Richard Gaynor, chief financial officer, and Vikram Singh, VP & GM of PV.

The call will be webcast live and can be accessed by logging on to the "Investors" section of GT Advanced Technologies’ website, http://investor.gtat.com/. No password is required to access the webcast. A slide presentation will accompany the call.

The live call can also be accessed by dialing 866.783.2141 for callers in the United States and Canada and 857.350.1600 for international callers. The telephone passcode is GTAT.

A replay of the call will be available through May 2, 2012. To access the replay, please go to http://investor.gtat.com/ and select the webcast replay link on the ‘Events and Presentations’ page. Or, please dial 888.286.8010 for callers in the United States and Canada, or 617 801.6888 for international callers. The telephone replay passcode is 81044932.

About GT Advanced Technologies Inc.

GT Advanced Technologies Inc. is a global provider of polysilicon production technology and sapphire and silicon crystalline growth systems and materials for the solar, LED and other specialty markets. The company's products and services allow its customers to optimize their manufacturing environments and lower their cost of ownership. For additional information about GT Advanced Technologies, please visit www.gtat.com.

Forward-Looking Statements

Some of the information in this press release relate to future expectations, plans and prospects that constitute “forward-looking statements” for the purposes of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, all statements under the caption “Business Outlook,” the company’s estimates for future periods (both for fiscal year 2012 and fiscal year 2013) with respect to revenue, earnings per share, gross margins, backlog, tax rate, research and development spending and other financial information relating to our operations, the company’s reactors and supporting technologies continue to be validated as the industry’s most technologically advanced and efficient solutions for building polysilicon production facilities, the company’s ASF solution offers the most viable path to low-cost, high-quality sapphire production, a broad based turnaround in the PV business segment is unlikely in the near term, the company’s exposure in the PV segment is limited based on backlog coming from PV products, the company is the PV industry’s well-financed technology leader and therefore for the longer term the company is well positioned to drives its customers critical move to higher efficiency and lower cost products with the DSS™450 MonoCast™ and HiCz™ products, and that one of the strongest balance sheets in the industry enables the company to continue to invest strategically in new product technology and initiatives to further diversify the company and add new growth opportunities. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the company’s control, which could cause actual events to differ materially from those expressed or implied by the statements. These factors may include the possibility that the company is unable to recognize revenue on contracts in its order backlog. Although the company’s backlog is based on signed purchase orders or other written contractual commitments in effect as of the end of our third fiscal quarter, we cannot guarantee that our bookings or order backlog will result in actual revenue in the originally anticipated period or at all, which could reduce our revenue, profitability and liquidity. Other factors that may cause actual events to differ materially from those expressed or implied by our forward-looking statements include the impact of general economic conditions and the tightening credit market for having an adverse impact on demand for our products, the possibility that changes in government incentives may reduce demand for solar products, which would, in turn, reduce demand for our equipment, technological changes could render existing products or technologies obsolete, the company may be unable to protect its intellectual property rights, competition from other manufacturers may increase, exchange rate fluctuations and conditions in the credit markets and economy may reduce demand for the company’s products and various other risks as outlined in GT Advanced Technologies Inc.’s filings with the Securities and Exchange Commission, including the statements under the heading “Risk Factors” in the company’s quarterly report on Form 10-Q for the fiscal 2012 second quarter filed on November 9, 2011. Statements in this press release should be evaluated in light of these important factors. The statements in this press release represent GT Advanced Technologies Inc.’s expectations and beliefs as of the date of this press release. GT Advanced Technologies Inc. anticipates that subsequent events and developments may cause these expectations and beliefs to change. GT Advanced Technologies Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

GT Advanced Technologies Inc. Condensed Consolidated Balance Sheets (In thousands, except per share data) (Unaudited)

	December 31,	April 2,
	2011	2011

Assets
Current assets:
Cash and cash equivalents	$206,878	$362,749
Restricted cash	96,202	-
Accounts receivable, net	51,468	87,134
Inventories	198,624	127,572
Deferred costs	221,919	125,805
Vendor advances	55,226	20,044
Deferred income taxes	31,698	62,539
Refundable income taxes	1,516	21,780
Prepaid expenses and other current assets	16,681	17,114
Total current assets	880,212	824,737
Property, plant and equipment, net	81,904	54,441
Other assets	32,740	9,930
Intangible assets, net	88,903	22,705
Deferred cost	7,801	129,301
Goodwill	102,152	85,178
Total assets	$1,193,712	$1,126,292
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$-	$18,750
Accounts payable	69,854	63,401
Accrued expenses	35,679	39,987
Contingent consideration	17,511	4,837
Customer deposits	307,879	144,429
Deferred revenue	408,032	247,495
Accrued income taxes	6,897	23,014
Total current liabilities	845,852	541,913
Long-term debt	-	101,563
Deferred income taxes	52,008	59,080
Deferred revenue	23,021	198,022
Contingent consideration	6,202	6,391
Other non-current liabilities	687	817
Accrued income taxes	19,491	16,566
Total liabilities	947,261	924,352
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 10,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.01 par value; 500,000 shares authorized, 119,704 and 125,683 shares issued and outstanding as of December 31, 2011 and April 2, 2011, respectively	1,197	1,257
Additional paid-in capital	113,627	123,338
Accumulated other comprehensive loss	(1,514)	(2,852)
Retained earnings	133,141	80,197
Total stockholders' equity	246,451	201,940
Total liabilities and stockholders' equity	$1,193,712	$1,126,292

GT Advanced Technologies Inc. Condensed Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,	January 1,	December 31,	January 1,
	2011	2011	2011	2011

Revenue	$153,028	$262,898	$601,815	$627,357
Cost of revenue	87,030	140,815	327,343	366,226
Gross profit	65,998	122,083	274,472	261,131
Operating expenses:
Research and development	13,344	6,739	34,624	15,776
Selling and marketing	3,789	4,479	17,056	13,518
General and administrative	14,301	14,158	52,878	37,745
Amortization of intangible assets	2,822	1,865	5,652	3,522
Total operating expenses	34,256	27,241	110,210	70,561
Income from operations	31,742	94,842	164,262	190,570
Other income (expense):
Interest income	224	130	451	490
Interest expense	(6,827)	(380)	(12,181)	(976)
Other, net	2,036	580	2,110	(92)
Income before income taxes	27,175	95,172	154,642	189,992
Provision for income taxes	11,835	31,588	50,318	67,131
Net income	$15,340	$63,584	$104,324	$122,861
Net income per share:
Basic	$0.12	$0.47	$0.83	$0.86
Diluted	$0.12	$0.46	$0.82	$0.85
Weighted-average number of shares used in per share calculations:
Basic	123,628	136,562	125,430	143,124
Diluted	124,946	138,707	127,646	145,125

CONTACT:
GT Advanced Technologies Inc.
Media
Jeff Nestel-Patt, 603-204-2883
jeff.nestelpatt@gtat.com
or
Investors/Analysts
Ryan Blair, 603-681-3869
ryan.blair@gtat.com